EXHIBIT 99.1

                               NORTH FORK BANCORP
   275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471



FOR IMMEDIATE RELEASE         CONTACT:    DANIEL M. HEALY
                                          EXECUTIVE VICE PRESIDENT
                                          CHIEF FINANCIAL OFFICER
                                          (631) 844-1258


          NORTH FORK ANNOUNCES A 26% INCREASE IN EARNINGS PER SHARE
                          FOR THE THIRD QUARTER OF 2001


      MELVILLE, N.Y. - OCTOBER 15, 2001 - NORTH FORK BANCORPORATION, INC. (NYSE:
NFB) reported net income for the quarter ended September 30, 2001 of $84.9 million or diluted earnings per share of $.53 as compared to earnings of $72.7 million and diluted earnings per share of $.42 for the quarter ended September 30, 2000, representing increases of 17% and 26%, respectively. Cash earnings per share in the current quarter were $.56 compared to $.45 in the prior year quarter, an increase of 24%. The Company's returns on average assets and equity for the quarter ended September 30, 2001 were 2.13% and 24.13%, respectively compared to returns of 1.97% and 20.28% in the prior year.

      "These exceptional returns continue to reflect our growth strategy that stresses conservative lending and prudent investments," said John Adam Kanas, Chairman, President and Chief Executive Officer. "The acquisition of the domestic business of Commercial Bank of New York (CBNY) will accelerate this growth," he said. The Company previously announced that it will close the transaction on November 9, 2001. CBNY has ten branch locations in Manhattan with approximately $900 million in deposits.


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
      Net income for the nine months ended September 30, 2001, was $241.5 million or diluted earnings per share of $1.50 ($1.60 cash earnings per share) compared to $160.6 million and diluted earnings per share of $.95 ($1.03 cash earnings per share) for the prior year. Earnings and diluted earnings per share for the nine-month period ended September 30, 2000, as adjusted for certain non-recurring items, would have been $204 million or diluted earnings per share of $1.20 ($1.28 cash earnings per share). Returns on average assets and equity for the nine-months ended September 30, 2001 were 2.11% and 23.95%, respectively.

      NET INTEREST MARGIN IMPROVES

      Net interest income for the three months ended September 30, 2001 was $177.3 million for a net interest margin of 4.87%, an improvement of ten basis points over the immediately preceding quarter and 49 basis points since the beginning of the year. "The absolute level and continuous decline in interest rates should benefit the Company in succeeding periods," said Mr. Kanas. The cost of interest bearing liabilities in the recent quarter was 3.51%, a decline of 36 basis points since June 30, 2001. Net interest income for the nine-month period in 2001 was $494.7 million compared to $442.3 million in the prior year nine-month period, a 12% increase. The net interest margin in the nine-month period of the current year was 4.74% compared to 4.40% in 2000.

      LOANS AND ASSET QUALITY

      Loans, net of unearned income rose to $9.9 billion at September 30, 2001 compared to $9.8 billion in the immediately preceding quarter and $9.4 billion at December 31, 2000. The slower growth rate in loans during the current quarter was due to a lower volume of 1-4 residential and multi-family loan originations, caused in part by the World Trade Center tragedy. It is expected that originations in 1-4 residential lending will increase as refinancings accelerate. However, the higher rate of satisfactions in multi-family lending will likely continue as local competitors continue to price aggressively, offering lower rates and in some cases, relaxing underwriting standards.

      Non-performing assets at September 30, 2001, were $16.5 million, remaining substantially unchanged. The Company's loan loss provision was $4.5 million in the quarter, a $.5 million increase compared to the previous quarter, thereby maintaining the allowance for loan loss coverages for loans and non-performing loans. "We have not experienced any loan quality issues nor have we seen any adverse trends developing," said Mr. Kanas. The Company advised that it undertook a comprehensive analysis of the loan portfolio that revealed no significant credit issues directly attributable to the World Trade Center attacks.

      DEPOSITS

      Deposits at September 30, 2001 were $10 billion compared to $10.2 billion at June 30, 2001 and $9.2 billion at year-end 2000. In the current quarter, a significant financial institution whose interest bearing deposit balances averaged approximately $350 million, announced the discontinuance of its leasing business. North Fork had been the depository bank for this line of business for several years. As a result, the arrangement was discontinued. Branch and other


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customer deposits, adjusting for this lost account, increased by approximately
10% on an annualized linked quarter basis. "Branch deposits have increased and we are optimistic that the growth will continue," said Mr. Kanas.

      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

      Non-interest income, excluding net security gains, increased on a linked quarter basis primarily as a result of improvements in customer related fees and service charges. "The expanded customer base drawn from CBNY will improve our potential for service charge revenues," said John Kanas. Operating expenses increased primarily in employee compensation costs reflecting the Company's use of incentive compensation plans designed to generate deposits and revenue. The core efficiency ratio was 33.9%. The Company believes that this level of efficiency will be sustainable.

      SHARE REPURCHASE AND DIVIDEND ANNOUNCEMENTS

      On September 14, 2001, the Company increased its common stock repurchase program to approximately 5% of its outstanding shares. It has 8 million shares remaining for repurchase under the program.

      The Company announced on September 25, 2001, a quarterly cash dividend of $.21 payable on November 15 to shareholders of record on October 26, 2001.

      On a pro forma basis, North Fork combined with CBNY will have approximately 165 branches with 20 locations in the Manhattan marketplace. Information regarding the CBNY acquisition can be obtained from North Fork's web site.

                                      * * *

      INVESTORS AND ANALYSTS ARE ADVISED TO ACCESS NORTH FORK'S WEB SITE AT WWW.NORTHFORKBANK.COM FOR OTHER STATISTICAL AND FINANCIAL DATA FOR THE QUARTER ENDED SEPTEMBER 30, 2001 AS A SUPPLEMENT TO THIS RELEASE.

                                      * * *

This release contains certain forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand and competition; changes in legislation or regulation; changes in accounting principles, policies or guidelines; and other economic, competitive, governmental, regulatory, and technological factors affecting NFB's operations, pricing, products and services. Investors are encouraged to access NFB's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company.


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
                         NORTH FORK BANCORPORATION, INC.
                                   (NYSE: NFB)
               (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
INCOME STATEMENT HIGHLIGHTS                                       SEPT. 30,       SEPT 30,      SEPT. 30,       SEPT. 30,
                                                                     2001           2000           2001           2000
                                                                  ---------      ---------      ---------      ---------

     Interest Income                                              $ 281,332      $ 271,974      $ 826,681      $ 797,283
     Interest Expense                                               103,990        121,959        332,027        354,972
                                                                  ---------      ---------      ---------      ---------
          Net Interest Income                                       177,342        150,015        494,654        442,311
     Provision for Loan Losses                                        4,500          2,250         12,250         13,500
                                                                  ---------      ---------      ---------      ---------
          Net Interest Income after Provision for Loan Losses       172,842        147,765        482,404        428,811
                                                                  ---------      ---------      ---------      ---------

Non-Interest Income:

     Customer Related Fees & Service Charges                         14,779         12,464         41,863         34,698
     Investment Mgmt., Commissions and Trust Fees                     4,281          4,850         12,289         14,207
     Mortgage Banking Operations                                      1,133            964          3,220          2,761
     Other Operating Income                                           2,928          3,809          9,510         12,742
     Trading Income(5)                                                   --             --          7,943             --
     Gain on Sale of Facilities                                          --          2,657             --         13,049
     Net Securities Gains/(Losses)                                    1,802          5,532          7,010         (3,069)
                                                                  ---------      ---------      ---------      ---------
          Total Non-Interest Income                                  24,923         30,276         81,835         74,388
                                                                  ---------      ---------      ---------      ---------

Non-Interest Expense:

     Employee Compensation & Benefits                                33,042         28,542         92,723         84,879
     Other Operating Expenses                                        24,558         21,667         70,972         61,983
     Capital Securities Costs                                         5,140          5,140         15,420         14,914
     Amortization of Intangible Assets                                5,477          5,671         16,422         14,660
     Merger Related Restructure Charge                                   --             --             --         50,499
     Dime Related Expenses                                               --          5,200             --         13,500
                                                                  ---------      ---------      ---------      ---------
          Total Non-Interest Expense                                 68,217         66,220        195,537        240,435
                                                                  ---------      ---------      ---------      ---------

     Income Before Income Taxes                                     129,548        111,821        368,702        262,764
     Provision for Income Taxes                                      44,694         39,137        127,202        102,150
                                                                  ---------      ---------      ---------      ---------
          NET INCOME                                              $  84,854      $  72,684      $ 241,500      $ 160,614
                                                                  =========      =========      =========      =========

     Earnings Per Share - Basic                                   $    0.53      $    0.42      $    1.51      $    0.95
     Earnings Per Share - Diluted                                 $    0.53      $    0.42      $    1.50      $    0.95
     Cash Earnings Per Share - Diluted(1)                         $    0.56      $    0.45      $    1.60      $    1.03
     Average Shares Outstanding - Basic                             159,682        171,951        159,429        168,659
     Average Shares Outstanding - Diluted                           161,602        173,213        161,264        169,856
     Cash Dividends per Share                                     $   0.210      $   0.180      $   0.630      $   0.540
     Return on Average Total Assets                                    2.13%          1.97%          2.11%          1.48%
     Return on Average Stockholders' Equity (2)                       24.13%         20.28%         23.95%         16.13%
     Yield on Interest Earning Assets(3)                               7.65%          7.91%          7.84%          7.85%
     Cost of Funds                                                     3.51%          4.41%          3.88%          4.29%
     Net Interest Margin(3)                                            4.87%          4.41%          4.74%          4.40%
     Core Efficiency Ratio(4)                                         33.24%         34.66%         33.92%         34.26%


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
                         NORTH FORK BANCORPORATION, INC.
                                   (NYSE: NFB)
               (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)


                                                       SEPT. 30,         JUNE 30,       DECEMBER 31,      SEPT. 30,
BALANCE SHEET HIGHLIGHTS                                  2001             2001             2000             2000
                                                      -----------      -----------      -----------      -----------

Total Assets                                          $15,908,383      $15,967,985      $14,840,962      $14,739,902
Loans, net                                              9,907,220        9,835,080        9,394,713        9,207,149
Allowance for Loan Losses                                  94,245           92,853           89,653           88,454

Securities Available-for-Sale                           4,358,279        4,385,911        3,467,663        3,472,720
Securities Held-to-Maturity                               800,997          860,891        1,090,677        1,162,015
                                                      -----------      -----------      -----------      -----------
     Total Securities                                 $ 5,159,276      $ 5,246,802      $ 4,558,340      $ 4,634,735
                                                      -----------      -----------      -----------      -----------
Intangible Assets                                         331,294          336,874          347,019          346,878

Demand Deposits                                         2,249,498        2,162,881        2,025,249        1,880,803
Interest Bearing Deposits                               7,722,542        8,019,161        7,143,946        6,979,388
                                                      -----------      -----------      -----------      -----------
     Total Deposits                                   $ 9,972,040      $10,182,042      $ 9,169,195      $ 8,860,191
                                                      -----------      -----------      -----------      -----------
Borrowings                                              3,910,570        3,664,277        4,004,147        4,016,394
Broker Payables                                            64,127          322,918               --            2,155
Capital Securities                                        244,357          244,351          244,339          244,333
Stockholders' Equity                                    1,410,626        1,338,604        1,213,918        1,411,849
Book Value Per Share                                  $      8.70      $      8.27      $      7.55      $      8.11
Actual Shares Outstanding                                 162,212          161,902          160,831          174,183

SELECTED FINANCIAL HIGHLIGHTS

CAPITAL RATIOS:

Risk Based Capital
         Tier 1                                             13.28%           12.67%           12.38%           15.16%
         Total                                              14.26%           13.63%           13.40%           16.21%
                Leverage Ratio                               8.29%            8.24%            7.62%            9.28%

ASSET QUALITY:
Non-Performing Loans                                  $    16,089      $    15,630      $    14,921      $    14,032
Other Real Estate                                             448              566              499              884
                                                      -----------      -----------      -----------      -----------
     Total Non-Performing Assets                      $    16,537      $    16,196      $    15,420      $    14,916
                                                      ===========      ===========      ===========      ===========

Restructured, Accruing Loans                          $        --      $        --      $        --      $        --

Allowance for Loan Losses to Non-Performing Loans             586%             594%             601%             630%

Allowance for Loan Losses to Total Loans, net                0.95%            0.94%            0.95%            0.96%

Non-Performing Loans to Total Loans, net                     0.16%            0.16%            0.16%            0.15%


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                  NOTES TO SEPTEMBER 30, 2001 EARNINGS RELEASE

(1) Cash earnings per share reflect the amortization of intangible assets as an addition to net income.

(2)  Excludes the effect of the SFAS No. 115 adjustment.

(3)  Presented on a tax equivalent basis.

(4) The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income, net of securities (losses)/gains and other non-recurring items.

(5) Represents the realized gain on the sale of derivative floor contracts purchased in 2000. Included in this gain is approximately $4.2 million of unrealized gains (net of taxes of $2.8 million) at December 31, 2000 that were deferred pursuant to accounting pronouncements in effect at that time. Under the provisions of SFAS No. 133, which became effective on January 1, 2001, this amount would be considered a transitional gain.


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